Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2010 Q1 RESULTS

PARK CITY, Utah, Jan 28/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2010 first quarter ended December 31, 2009.  Net sales for the fiscal 2010 first quarter were $44.8 million compared to $39.6 million for the same quarter of fiscal 2009.  For the first quarter of fiscal 2010, net income was $3.9 million, or $0.37 diluted earnings per share, compared to net income of $3.1 million, or $0.28 diluted earnings per share, for the same quarter of fiscal 2009.

Operating cash flow for the fiscal 2010 first quarter ended December 31, 2009 was $6.0 million compared to $3.1 million for the same period of fiscal 2009.  This operating cash flow, combined with net borrowings of $12.0 million, was primarily used to invest $5.2 million in purchases of property and equipment, $11.6 million in the acquisitions of branded natural product businesses and $2.2 million in repurchases of common stock.

Bill Gay, chairman and chief executive officer, commented, “In spite of a lethargic economic environment, we started off fiscal 2010 with a solid first quarter.  Net sales increased significantly because of acquisitions completed over the last six months.  Additionally, both domestic and international sales of our branded products grew year over year.   EBITDA, cash flow and net income expanded in the first quarter as stronger sales allowed us to leverage our general and administrative cost structure.”

Mr. Gay continued, “Our recent acquisitions have enhanced our offerings of liquid and powdered nutritional supplements and health and beauty products.  We believe our expanded product offerings provide regional opportunities for our marketing and sales organization to gain additional shelf space and better serve our customers.  Operationally, we will continue to cut controllable expenses and further integrate our acquisitions.  We continue to believe that our core health and natural food store customers are regaining confidence in their businesses and we remain positive about our prospects for 2010.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, VegLife®, KAL®, Nature’s Life®, LifeTime®, Sunny Green®, Action Labs®, Natural Balance®, NaturalMax®, bioAllers®, Herbs for KidsTM, Natra-Bio®, NaturalCare®, Zand®, Health from the Sun®, Life-flo®, Larénim®, TheraNeem®, TheraVeda®, Living Flower Essences®, Pioneer®, Thompson®, Natural Sport®, Supplement Training Systems®, Premier One®, Montana Big SkyTM, ActiPet®, FunFresh Foods™, Dowd & Rogers™, CompliMed®, AllVia™, Oakmont Labs®, Healthway®, Body Gold®, Sayge®, Monarch Nutraceuticals™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 4,000 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (ii) adverse publicity or negative consumer perception regarding nutritional supplements, (iii) unavailability of desirable acquisitions or inability to complete them, (iv) changes in or new government regulations or increased enforcement of the same, (v) litigation and claims, including product liability, intellectual property and other types, (vi) insurance coverage issues, (vii) increased competition, (viii) increased costs, including from increased energy prices, (ix) the loss of key personnel or the inability to manage our operations efficiently, (x) disruptions from acquisitions including the loss of customers, (xi) issues with obtaining raw materials of adequate quality or quantity, or increases in the cost, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) changes in general worldwide economic or political conditions, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2010 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	December 31,	September 30,
	2009	2009
Assets
Current assets, net	$54,197	$50,582
Property, plant and equipment, net	59,950	55,584
Goodwill	4,738	1,177
Other non-current assets, net	30,744	26,617
	$149,629	$133,960

Liabilities and Stockholders’ Equity
Current liabilities	$19,545	$18,138
Long-term liabilities	32,367	20,184
Stockholders’ equity	97,717	95,638
	$149,629	$133,960

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2009	2008
Net sales	$44,839	$39,629
Cost of sales	21,365	18,197
Gross profit	23,474	21,432
Operating expenses
Selling, general and administrative	16,749	15,773
Amortization of intangible assets	298	159
Income from operations	6,427	5,500
Interest and other (income) expense, net	109	510
Income before provision for income taxes	6,318	4,990
Provision for income taxes	2,374	1,878

Net income	$3,944	$3,112

Net income per common share
Basic	$0.38	$0.29
Diluted	0.37	0.28

Weighted average common shares outstanding
Basic	10,487,640	10,849,221
Diluted	10,569,411	10,931,812

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended December 31,
	2009	2008

Net income	$3,944	$3,112
Provision for income taxes	2,374	1,878
Interest and other (income) expense, net (1)	109	510
Depreciation and amortization	1,760	1,634

EBITDA	$8,187	$7,134

(1)   Includes amortization of deferred financing fees.